Exhibit 99.1

China North East Petroleum to Purchase New Oilfield in Jilin Province

HARBIN, CHINA and NEW YORK, December 15, 2011 – China North East Petroleum Holdings Limited (the “Company”) (NYSE Amex: NEP), today announced that it has entered into a Share Transfer Agreement with China Kinwa High Technology Co., Ltd., (Shanghai Exchange share code: 600110) (“Kinwa”) and its wholly-owned subsidiary Beijing Shixin Taide Investment Consultancy Co., Ltd., to purchase exclusive oilfield exploration and drilling rights to the Qian 122 oilfield in Jilin Province (the “Acquisition”).

China North East Petroleum is expected to pay a total cash consideration of $26.7 million to acquire 100% of the equity interest in Kinwa’s subsidiary that holds the exploration and drilling rights to the Qian 122 oilfield.  The purchase price will be paid in three tranches: an initial deposit of RMB 34.0 million (approximately US$5.3 million); a first payment of RMB 116.0 million (approximately US$18.2 million) and a final payment of RMB 20.0 million (approximately US$3.1 million). The deposit is payable upon execution of the Share Transfer Agreement. The first payment is due within five business days after the fulfillment of certain conditions, including the approval of the transaction by Kinwa’s shareholders, and the final payment is due within 180 days thereafter.

The Qian 122 oilfield encompasses approximately 15.2 square kilometers (3,756 acres) and has 50 producing wells, comprised of 42 oil producing wells and 8 water injection wells.  According to a PetroChina geological reserve report, the Qian 122 oilfield has a geological reserve of 6.5MM tons (approximately 47.6MM barrels).  China North East Petroleum estimates the number of additional wells that could be drilled in this oilfield to be up to 250.  The Company expects to pay for the Acquisition with available cash on hand and expects to close the Acquisition in the first quarter of 2012.

Mr. Jingfu Li, Chief Executive Officer of China North East Petroleum commented, "We are pleased to be acquiring Q122.  Q122 has 50 productive oil wells and water wells and we believe it has the capacity for another 250. Its production is superior to the other oilfields we operate in Jilin and Q122 is very close to Q112, our largest existing oilfield in Jilin, which has operational synergistic benefits.”

“Like the other oilfields that we operate in Jilin, the Q122 oilfield is owned by PetroChina and all oil produced in Q122 will be sold to PetroChina.  Kinwa’s subsidiary entered into a twenty year Oil Exploration and Extraction Cooperation Agreement with PetroChina Jilin Oilfield Company in 2004 (the “Oil Lease”).  Under the Oil Lease, the operator is entitled to 80% of oil production until the beginning of the fourth quarter of 2014 and 60% of oil production for the remaining ten years.  In 2010, Q122 produced approximately 110,000 barrels from its producing wells.  Productivity in 2011 is expected to exceed 2010 performance by at least 10%.  Our initial plan for Q122 is to drill between 25-35 wells annually.  Upon the closing of the acquisition, Q122 is expected to immediately contribute to our revenue, profitability and cash flow.”

“We believe we have sufficient cash reserves to develop both Q122 and Durimu simultaneously.  With today’s announcement, NEP has taken another step in becoming a major independent, regional oil producing and oilfield services company in China and we look forward to providing you with additional updates to our operations in the weeks and months ahead.”

About China North East Petroleum

China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates five oilfields in Northern China. The Company also recently obtained exploration and drilling rights in the Durimu oilfield through its acquisition of Sunite Right Banner Shengyuan Oil and Gas Technology Development Co., Ltd. (“Shengyuan”). For more information about the Company, please visit http://www.cnepetroleum.com.

Safe Harbor Statement

This press release contains forward-looking statements including statements regarding the expected benefits of the acquisition, the financial and operational impact of the acquisition, the closing conditions to the acquisition, and the geological reserves of Q122. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties, which may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the risk that the transaction does not close, including the risk that required shareholder and regulatory approvals for the acquisition may not be obtained; the possibility that expected synergies and cost savings will not be obtained; the difficulty of integrating the business, operations and employees of the two companies; the risk that the geological reserves are overestimated and other risks as set forth in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2010.  The Company’s filings with the SEC are available at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

For more information, please contact:

China North East Petroleum US office
Tel: +1-909-610-2212

China North East Petroleum Investor Relations Department
Tel: +1-646-308-1707